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                                                                EXHIBIT 10.07.04

PRINCIPAL AMOUNT:  REVOLVING                       Loan Date:  December 24, 1997
Interest Rate:  Credit Agreement Base Rate     Maturity Date:  December 31, 2002
                less 1%


                                PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned, SALEM COMMUNICATIONS CORPORATION ("Maker") and EDWARD G. ATSINGER III ("Payee") agree as follows:

     1. Maker promises to pay to Payee at 4880 Santa Rosa Road, Suite 300, Camarillo, California, or at such other place as Payee shall direct, Two Million Five Hundred Thousand Dollars ($2,500,000) or such amount as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

          (a) The rate of interest ("Interest Rate") on this Promissory Note ("Note") shall be the rate payable by the Maker pursuant to the Credit Agreement ("Credit Agreement") dated as of September 25, 1997 by and among Maker, the Bank of New York, as Administrative Agent, and Bank of America NT&SA, as Documentation Agent, less one percent (1%). Under no circumstances will the interest rate on this Note be greater than the maximum amount of interest allowed by applicable law.

          (b) This Note evidences a revolving line of credit. Advances under this Note may be requested either orally or in writing by Maker. Payee may, but need not, require that all oral requests be confirmed in writing. Payee shall have no obligation to advance funds under this Note if: (i) Maker is in default under the terms of this Note; (ii) Maker ceases to do business or becomes insolvent; (iii) Payee, in good faith, deems itself insecure under this Note or any other agreement between Payee and Maker.

          (c) Subject to the terms and conditions of the Credit Agreement, Maker will pay this loan upon demand, or, if no demand is made, in one payment of all outstanding principal plus accrued unpaid interest on December 31, 2002. In addition, Maker will pay regular monthly payments of accrued unpaid interest beginning the first day of each month following the execution hereof. The inclusion of specific default provisions or rights of Payee shall not preclude Payee's right to declare payment of all principal and interest under this Note due upon Payee's demand.

     2. The unpaid principal amount of this Note, together with all interest accrued thereon shall, at the option of Payee, become immediately due and payable in case any one of the following events occur (an "Event of Default"):

          2.1. Maker shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, composition, arrangement, readjustment of debt, dissolution, liquidation of relief or debtors.
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          2.2.  Maker shall commence any case, proceeding or other action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (ii) Maker shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against Maker any case, proceeding or other action of a nature referred to in clause (i), above, which (A) results in an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unhanded for a period of sixty (60) days; or (iv) there shall be commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order or any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (b) Maker shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or (vi) Maker shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vii) Maker shall conceal, remove, or permit to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or make or suffer a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall make any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall suffer or permit, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings which is not vacated within sixty (60) days from the date thereof.

     3. No delay or omission on the part of Payee in exercising any right or option herein given to it shall impair such right or option or be considered as a waiver thereof or acquiescence in any default hereunder.

     4. Maker waives presentment, demand, notice of dishonor and protest and consents to any and all extensions and renewals hereof without notice.

     5. This instrument shall be construed in accordance with the laws of the State of California.

     6. This instrument may be prepaid in whole or in part at any time without penalty.

     7. Maker, its directors, officers, employees, members, and agents will have no personal liability for any deficiency under this instrument.

     8. In the event a suit or action is filed to enforce this Note or with respect to this Note, the prevailing party shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorneys' fees at the trial level and on appeal.
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IN WITNESS WHEREOF, the parties have executed this instrument as of this 24th day of December, 1997.

PAYEE:

EDWARD G. ATSINGER III                         SALEM COMMUNICATIONS CORPORATION



/s/ EDWARD G. ATSINGER III                     /s/ DIRK GASTALDO
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Edward G. Atsinger III                         Dirk Gastaldo
                                               Vice President